EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Michelle Clemente	Gary Hanson
(602) 286-1533	(602) 286-1777

Jeffrey S. Beyersdorfer
(602) 286-1530

WESTERN REFINING LOGISTICS, LP
ANNOUNCES QUARTERLY CASH DISTRIBUTION

EL PASO, Texas - July 31, 2015 -The Board of Directors of the general partner of Western Refining Logistics, LP (NYSE: WNRL) declared a quarterly cash distribution for the second quarter 2015 of $0.3650 per unit, or $1.46 per unit on an annualized basis. This distribution represents a 5.0% increase over the quarterly distribution of $0.3475 per unit paid in May 2015, and a 27.0% increase over the minimum quarterly distribution. The second quarter distribution will be paid on August 24, 2015, to all unitholders of record at the close of market on August 14, 2015.

About Western Refining Logistics, LP
Western Refining Logistics, LP is principally a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE:WNR) to own, operate, develop and acquire terminals, storage tanks, pipelines and other logistics assets related to the terminalling, transportation and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics, LP’s assets include approximately 300 miles of pipelines, approximately 8.1 million barrels of active storage capacity, distribution of wholesale petroleum products and crude oil trucking.

Western Refining Logistics, LP has filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  The filing can be viewed on the Partnership’s internet website at www.wnrl.com under the SEC Filings and Annual Reports links in the Investor Relations section of the website.

Upon written request, a printed version of the Partnership’s Annual Report on Form 10-K, including complete audited financial statements, is available free of charge.  Requests should be submitted in writing to the following location:

Western Refining Logistics
Attention:  Investor Relations
123 W. Mills Avenue, Suite 200
El Paso, TX 79901
(915) 534-1400

More information about Western Refining Logistics is available at www.wnrl.com.